Exhibit 99.1

Presented by: Stanley J. Olander, Jr. Chairman, CEO & President Grubb & Ellis Apartment REIT, Inc.

Forward-Looking Statements This document contains forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are based on certain assumptions and describe future plans, strategies and expectations of us. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include: our ability to effectively deploy the proceeds raised in our initial public offering; changes in economic conditions generally and the real estate market specifically; legislative/regulatory changes, including changes to laws governing the taxation of REITs; availability of capital and other risk factors identified in our filings with the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Current Status of the Offering (as of June 6, 2008) Raised approximately $116.3 million or 11.6 million shares 7% annual distribution rate Number of properties acquired: 10 Number of units: 2,685 Aggregate purchase price: $249.5 million

Grubb & Ellis Apartment REIT, Inc. Primary Objective Class A apartment communities Generally newer properties Less than five years old

Our Program Objectives Stable cash flow Portfolio diversification Preservation and protection of capital Growth of income and principal without taking undue risks Potential for capital appreciation Potential tax advantages on a portion of distributions Grubb & Ellis Apartment REIT, Inc. seeks to deliver:

Corporate Governance Three of the Grubb & Ellis Apartment REIT, Inc.'s five directors are independent Glenn W. Bunting, Jr. Mr. Bunting serves as president of American KB Properties, Inc., president of G.B. Realty Corporations and is currently a director of Apple Hospitality Two, Inc., Apple Hospitality Five, Inc. and Apple REIT Seven, Inc. Mr. Bunting also served as a director of Cornerstone Realty Income Trust, Inc. Mr. Bunting earned a B.S. in business administration from Campbell University. Robert A. Gary, IV Mr. Gary is also the chairman of our audit committee and serves as the financial expert. Mr. Gary co-founded Keiter, Stephens, Hurst, Gary and Shreaves, an independent certified public accounting firm. His accounting practice focuses on general business, employee benefits and executive compensation and estate planning and administration. Mr. Gary earned a B.S. in accounting from Wake Forrest University and an M.B.A. from the University of Virginia's Darden School. W. Brand Inlow Mr. Inlow is a principal and co-founder and serves as director of acquisitions for McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment communities in the Southeast. Mr. Inlow is also president of Jessie's Wish, Inc. and serves as the sole trustee of T REIT Liquidating Trust and a trustee of G REIT Liquidating Trust.

Arboleda Apartments

Baypoint Resort

Hidden Lake Apartment Homes

Park at Northgate

Residences at Braemar

The Heights at Olde Towne

The Myrtles at Olde Towne

Towne Crossing Apartments

Villas of El Dorado

Walker Ranch Apartment Homes